Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)
                                                                                   Quarter Ended             Nine Months Ended
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                                                                                 Oct. 1,       Oct. 3,       Oct. 1,      Oct. 3,
                                                                                  2000          1999          2000         1999
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
Average number of common shares used in basic calculation                          25,342        25,335        25,334       28,328
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                           -             1             -            2
Shares issuable on assumed conversion of convertible
      preferred securities                                                              -*            -             -*       7,774
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Average number of common shares used in diluted calculation                        25,342        25,336        25,334       36,104
===================================================================================================================================

Net earnings (loss)                                                        $       (8,266)        2,431       (10,468)      14,351
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                        -*            -             -*       4,227
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Net earnings for computation of diluted earnings per common share          $       (8,266)        2,431       (10,468)      18,578
===================================================================================================================================

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Basic earnings (loss) per common share                                     $        (0.33)         0.10         (0.41)        0.51
===================================================================================================================================
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Diluted earnings (loss) per common share                                   $        (0.33)*        0.10         (0.41)*       0.51
===================================================================================================================================

    * Diluted earnings (loss) per share ("EPS") for the quarter and nine months ended October 1, 2000 increases from $(0.33) to $(0.20) and from $(0.41) to $(0.18), respectively, when the Convertible Preferred Securities are included in the calculation. As those shares are antidilutive, they are excluded from the computation of diluted EPS.